2

3

4

10.68 November 3, 2010 Purchase Sales Agreement with Tensility International Corporation, controlled by a sibling of an officer and director.

PURCHASE/SALES AGREEMENT
BETWEEN
WAYTRONX, INC., a Colorado corporation
AND
TENSILITY INTERNATIONAL CORPORATION, a California corporation

THIS AGREEMENT ("Agreement") is made by and among Waytronx ("Waytronx"), a Colorado Corporation, with its primary place of business located at 20050 SW 112th Avenue, Tualatin, OR 97062, and Tensility International Corporation ("Tensility"), a California Corporation, with its primary business located at 29033 Avenue Sherman Suite 203, Valencia, CA 91355 (collectively: "Parties") in regard to the acquisition of the cable assemblies product line of CUI, Inc ("CUI"), a wholly owned subsidiary of Waytronx ("the product line"). The conditions and terms are as follows:

WHEREAS Tensility desires to buy the cable assemblies product line from Waytronx;

WHEREAS Waytronx desires to sell the product line;

WHEREAS the Transaction was completed on or before November 1, 2008;

THE PARTIES HEREBY AGREE to do the following:

1) Waytronx's responsibilities:

In furtherance of the Transaction, WYNX agrees to provide and/or accomplish the following:

a) Waytronx shall continue to operate business as normal and in good faith, including paying invoices to vendors, receiving goods, answering customer inquiries, and collecting purchase orders to the best of its abilities until the date of transfer of the cable assemblies line from CUI to Tensility;

b) Waytronx shall provide to Tensility on the date of transfer all information, current and historical, including contact information, sales data, vendor information, specifications, etc. that allows for the normal function and analysis of the product line;

c) On the date of transfer, Tensility will take complete control of all inventory, accounts payable, and accounts receivable of the product line.

2) Compensation:

Waytronx will receive one (1) time its revenue of the cable assemblies product line for the year September 2007 through August 2008, or $494,174.78 plus three percent for a total of $509,000. Said sum shall be paid as follows:

a) Seana McKenzie will forgive the outstanding note to her as a shareholder of CUI (1.01% of CUI stock at closing of Waytronx's acquisition plus interest due through October 31, 2008) that is payable by Waytronx, or $144,006.73.

b) An initial down payment of $182,496.63 shall be paid to Waytronx at the time of execution.

c) The remaining $182,496.63 shall be paid to Waytronx over a period of 3 years at on a monthly basis starting in April of 2009. The interest rate will be

1/2 a point over the prime rate, calculated annually, and set no lower than 5%. Interest will begin accruing November 30, 2008.

3) Representations and warranties;

Waytronx and Tensility each represent and warrant to the other that they have the full right, power and authority to execute the Agreement and to carry out the terms and perform all of the obligations and undertakings herein; that neither has entered into any agreement with any third party that is inconsistent or in conflict with or in derogation of the rights, privileges and benefits being conveyed between the Parties, and that all such rights will remain free and clear of all claims, liens and encumbrances whatsoever which will adversely affect or materially interfere with such rights.

4) Miscellaneous

a) Confidentiality - Neither Waytronx nor Tensility will disclose to any third party any information concerning the terms contained in this document except the following; to comply with law or court order; as part of its normal reporting or review procedure to its board of directors, parent company, bankers, auditors, and attorneys (provided such parties agree to maintain such confidentiality); in order to enforce any rights which it may have pursuant to this document.

b) No Press Release - Neither Waytronx nor Tensility will make any press release with respect to this document, a formal agreement, the terms which may be contained in either, nor the activities contemplated herein without the prior written consent of the other party.

c) Governing Law - This Agreement will be governed by and interpreted under the laws of the State of Oregon. The Parties agree to bring all causes of action arising under and related to this Agreement in and to submit to the jurisdiction of the federal or state courts located in the State of Oregon and the Parties hereby waive any right to institute or try any action or proceeding elsewhere outside the State of Oregon.

d) Partial Invalidity

i) Nothing contained in this Agreement will be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order, or regulation, the latter will prevail, but in such an event, any provision of this Agreement so affected will be curtailed and limited only to the extent necessary to bring it within the legal requirements.

ii) In the event any portion of the terms and conditions contained within this Agreement will be held to be invalid or unenforceable in a court of law or equity; 1) the Parties agree to negotiate in good faith an acceptable alternative provision which reflects as closely as possible the intent of the unenforceable provision, and 2) the validity, legality and enforceability of the remaining provisions of the Agreement will not in any way be affected or impaired by such holding, and will remain in full force and effect.

e) No Waiver - The failure of a performing party to insist upon the other party's performance of any representation, warranty, covenant or obligations hereunder will not be construed as a waiver by the performing party of such

performance or other obligation due by the other party hereunder, or of any subsequent breach by such other party. The failure of either party to exercise any right or remedy which it may have hereunder or under law will not be construed as a waiver of any other right or remedy which the party may have hereunder or under law.

f) Cumulative Remedies - Each right and remedy conferred upon either party by this Agreement or under law will be deemed cumulative and not exclusive of one another, and the exercise by either party of any such right or remedy will not preclude the party exercising the right or remedy from exercising or enforcing any other right or remedy it may have hereunder or under law.

g) Entire Agreement - This Agreement contains the entire understanding of the Parties with respect to the subject matter dealt with herein and will supersede and replace in their entirety any and all prior understandings of the parties hereto relating to such subject matters. This Agreement may not be modified, nor may any provision hereof be waived, except by a writing signed by both parties.

h) Headings - Paragraph headings used herein are for convenience only and will not be used in any way to interpret the provisions of this Agreement.

This document consists of three (3) pages [including signature page]. If the foregoing accurately reflects the terms and agreements between Waytronx and Tensility, please sign the two (2) originals provided and return them to me. I will then return one (1) fully executed original to you.

AGREED TO AND ACCEPTED:

For Waytronx.

By: William J. Clough

Title: President/CEO

Date: 11/3/2010

For Tensility

By: Seana McKenzie Alcala

Title: President

Date: 11/3/2010